UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

Columbia Funds Series Trust I

(Name of Registrant As Specified In Its Charter)

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MULTI-MANAGER ALTERNATIVE STRATEGIES FUND

A SERIES OF COLUMBIA FUNDS SERIES TRUST I

290 Congress Street

Boston, MA 02210

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF INFORMATION STATEMENT

________, 2023

As a shareholder of the Multi-Manager Alternative Strategies Fund (the “Fund”), a series of Columbia Funds Series Trust I, you are receiving this notice regarding the internet availability of an information statement (the “Information Statement”) relating to, among other changes, a change of control of one of the Fund’s subadvisers. This notice presents only an overview of the more complete Information Statement that is available to you on the internet or, upon request, by mail. We encourage you to access and review all of the important information contained in the Information Statement. As described below, the Information Statement is for informational purposes only and, as a shareholder of the Fund, you need not take any action.

Summary of Information Statement

The Information Statement details the change of control of one of the Fund’s subadvisers. At a meeting of the Fund’s Board of Trustees (the “Board”) on March 10, 2023, the Board approved a new subadvisory agreement between Columbia Management Investment Advisers, LLC (the “Investment Manager”) and AlphaSimplex Group, LLC (“AlphaSimplex”) (the “Subadvisory Agreement”), subject to the closing of the Transaction (defined below).

In October 2022, Virtus Investment Partners, Inc. (“Virtus”) announced that it had entered into a definitive agreement to purchase AlphaSimplex from Natixis Investment Managers, LLC (“Natixis”), AlphaSimplex’s parent company (the “Transaction”). The Transaction closed on April 1, 2023 and resulted in a change of control of AlphaSimplex under the Investment Company Act of 1940, as amended, and the automatic termination of the previous subadvisory agreement between the Investment Manager and AlphaSimplex. The new Subadvisory Agreement went into effect April 1, 2023. The terms of the Subadvisory Agreement are materially identical to the terms of the previous subadvisory agreement with AlphaSimplex, including with respect to the fee rates payable under the Subadvisory Agreement, and there were no changes in the management or the strategy of the Fund. Crabel Capital Management, LLC (“Crabel”), Manulife Investment Management (US) LLC (“Manulife”), TCW Investment Management Company LLC (“TCW”), and Water Island Capital, LLC (“Water Island”) continue to serve as subadvisers to the Fund, and there were no changes to the subadvisory agreements between the Investment Manager and Crabel, Manulife, TCW, and Water Island, respectively.

The Investment Manager has received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission that permits the Investment Manager, subject to the approval of the Board, to appoint unaffiliated subadvisers by entering into subadvisory agreements with them, and to change in material respects the terms of those subadvisory agreements, including the fees paid thereunder, for the Fund without first obtaining shareholder approval, thereby avoiding the expense and delays typically associated with obtaining shareholder approval. Although approval by the Fund’s shareholders of a new agreement or material changes to an existing agreement is not required, the Manager of Managers Order requires that an Information Statement be made available to the Fund’s shareholders.

Accessing Information Statement

By sending you this notice, the Fund is notifying you that it is making the Information Statement available to you via the internet in lieu of mailing you a paper copy. You may view and print the full Information Statement on the Fund’s website at https://www.columbiathreadneedleus.com/investor/resources/literature/fund-information-statements/. The Information Statement will be available on the website until at least ________, 2023. To view and print the Information Statement, click on the link for the Information Statement. You may request a paper copy or PDF via email of the Information Statement be sent to you, free of charge, by contacting the Fund in writing at Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104 or by calling (toll-free) 800-345-6611 by ________, 2024. If you do not request a paper copy or PDF via email by this date, you will not otherwise receive a paper or email copy. The Fund’s most recent annual and semiannual reports also are available upon request, without charge, by contacting your financial intermediary, writing to Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104 or by calling 800-345-6611.

The Fund will mail only one copy of this notice to a household, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received contrary instructions from at least one of the shareholders. If you need additional copies of this notice and you are a holder of record of your shares, please contact the Fund in writing at Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104 or by calling 800-345-6611. If your shares are held in broker street name, please contact your financial intermediary to obtain additional copies of this notice. If in the future you do not want the mailing of notices to be combined with those of other members of your household, or if you have received multiple copies of this notice and want future mailings to be combined with those of other members of your household, please contact the Fund in writing at Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104, or by calling 800-345-6611, or contact your financial intermediary. The Fund undertakes to deliver promptly upon written or oral request a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered.

If you want to receive a paper copy of the Information Statement, you must request one.

There is no charge to you for requesting a copy.

_______(XX/23)

MULTI-MANAGER ALTERNATIVE STRATEGIES FUND

A SERIES OF COLUMBIA FUNDS SERIES TRUST I

290 CONGRESS STREET

BOSTON, MA 02210

INFORMATION STATEMENT

NOTICE REGARDING SUBADVISER

An Important Notice Regarding the Internet Availability of Information Statement is being mailed on or about ______, 2023. This Information Statement is being made available to shareholders of Multi-Manager Alternative Strategies Fund (the “Fund”), a series of Columbia Funds Series Trust I (the “Trust”), in lieu of a proxy statement, pursuant to the terms of an exemptive order (the “Manager of Managers Order”) that Columbia Management Investment Advisers, LLC (the “Investment Manager”) received from the U.S. Securities and Exchange Commission (the “SEC”). The Manager of Managers Order permits the Investment Manager, subject to certain conditions such as approval by the Fund’s Board of Trustees (the “Board”), and without approval by shareholders, to retain an unaffiliated subadviser (or subadvisers) to manage the Fund.

This Information Statement Is For Informational Purposes Only And No Action Is Requested On Your Part. We Are Not Asking You For A Proxy And You Are Requested Not To Send Us A Proxy.

THE FUND AND ITS MANAGEMENT AGREEMENT

The Investment Manager, located at 290 Congress Street, Boston, MA 02210, serves as investment manager to the Fund pursuant to a management agreement (the “Management Agreement”), amended and restated as of April 25, 2016 and most recently renewed at a meeting of the Board on June 23, 2022.

Under the Management Agreement, the Investment Manager, among other duties, can manage a portion of the Fund’s assets and also monitors the performance of each subadviser on an ongoing basis. Factors it considers with respect to the selection and retention of a subadviser are, among others: the qualifications of the subadviser’s investment personnel, its investment philosophy and process, its compliance program, and its long-term performance results. As compensation for its services, the Investment Manager receives a management fee from the Fund and, from this management fee, the Investment Manager pays each subadviser a subadvisory fee.

Subadvisers serve pursuant to separate subadvisory agreements with the Investment Manager under which a subadviser manages all or a portion of a fund’s investment portfolio, as allocated to a subadviser by the Investment Manager, and provides related compliance and record-keeping services. In accordance with procedures adopted by the Board, affiliated broker-dealers of a subadviser may execute portfolio transactions for a subadvised fund and receive brokerage commissions in connection with those transactions as permitted by Rule 17e-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), or separate SEC exemptive relief. A subadviser is allowed to use soft dollar arrangements in which it directs brokerage commissions to brokers to pay for research services it receives, provided that the subadviser’s procedures are consistent with the Fund’s and the Investment Manager’s policies.

ALPHASIMPLEX GROUP, LLC AND THE NEW SUBADVISORY AGREEMENT

At meetings of the Board and its committees on March 8-10, 2023 (the “March Meeting”), the Board, including a majority of the Board members who are not interested persons of the Fund within the meaning of the 1940 Act (the “Independent Trustees”), approved, in accordance with the recommendation of the Investment Manager, a new subadvisory agreement between the Investment Manager and AlphaSimplex Group, LLC (“AlphaSimplex”) (the “Subadvisory Agreement”), subject to the closing of the Transaction (defined below).

In October 2022, Virtus Investment Partners, Inc. (“Virtus”) announced that it had entered into a definitive agreement to purchase AlphaSimplex from Natixis Investment Managers, LLC (“Natixis”), AlphaSimplex’s parent company (the “Transaction”). The Transaction closed on April 1, 2023, which resulted in a change of control of AlphaSimplex under the 1940 Act, and the automatic termination of the previous subadvisory agreement between the Investment Manager and AlphaSimplex. The new Subadvisory Agreement went into effect April 1, 2023. The terms of the Subadvisory Agreement are materially identical to the terms of the previous subadvisory agreement with AlphaSimplex, including with respect to the fee rates payable under the Subadvisory Agreement, and there were no changes in the management or the strategy of the Fund. Crabel Capital Management, LLC (“Crabel”), Manulife Investment Management (US) LLC (“Manulife”), TCW Investment Management Company LLC (“TCW”), and Water Island Capital, LLC (“Water Island”) continue to serve as subadvisers to the Fund, and there were no changes to the subadvisory agreements between the Investment Manager and Crabel, Manulife, TCW, and Water Island, respectively.

Management Fees Paid to the Investment Manager and Subadvisory Fees Paid

Under the Management Agreement, the Fund pays the Investment Manager a management fee as follows:

Multi-Manager Alternative Strategies Fund
Net Assets	Annual rate at each asset level
First $500 million	1.10%
Next $500 million	1.05%
Next $2 billion	1.02%
Next $3 billion	0.99%
Next $6 billion	0.96%
Over $12 billion	0.95%

The table above represents the fee rate payable by the Fund to the Investment Manager, which has not changed as a result of the changes discussed above.

The following table represents the actual fees paid to the Investment Manager and to the subadvisers.

Type of Fee(1)	Fee in Dollars	Fee as a Percentage of Average Monthly Net Assets
Fees Paid to Investment Manager(2)	$5,796,605	1.10%
Aggregate Subadvisory Fee Paid by the Investment Manager to AlphaSimplex, AQR, Crabel, Manulife, TCW, and Water Island(3)	$2,483,647	0.47%

(1)	All fees are for the fiscal year ended 8/31/2022.
(2)	The Investment Manager uses these fees to pay the subadvisers.
(3)	AQR was a subadviser until 1/11/2022; Crabel began managing the Fund on 1/12/2022.

INFORMATION ABOUT ALPHASIMPLEX

Following the Transaction, AlphaSimplex became a direct subsidiary of Virtus Partners, Inc. and an indirect subsidiary of Virtus Investment Partners, Inc., a publicly-traded firm that operates a multi-boutique asset management business. AlphaSimplex, which is organized as a Delaware limited liability company, commenced operations as an investment adviser in February 1999 and has been registered with the SEC since 2003. AlphaSimplex provides discretionary and non-discretionary investment advisory and subadvisory services to investment companies, pooled investment vehicles and separately managed account clients. AlphaSimplex specializes in quantitative advisory and subadvisory services. AlphaSimplex had approximately $5.2 billion under management as of March 31, 2023. AlphaSimplex’s principal offices are located at 200 State Street, Boston, MA 02109.

The following table provides information on the principal executive officers of AlphaSimplex:

Name	Title/Responsibilities	Address
Arnout M. Eikeboom	Chief Compliance Officer, Chief Risk Officer	200 State Street, Boston, MA 02109

Duncan B.E. Wilkinson	President	200 State Street, Boston, MA 02109

Jennifer C. Gooch	Head of Business Finance and Operations	200 State Street, Boston, MA 02109

Michael A. Angerthal	Executive Vice President	One Financial Plaza, Hartford, CT 06103

David G. Hanley	Senior Vice President	One Financial Plaza, Hartford, CT 06103

Alexander D. Healy	Chief Investment Officer	200 State Street, Boston, MA 02109

Wendy J. Hills	Executive Vice President, General Counsel and Secretary	One Financial Plaza, Hartford, CT 06103

Richard W. Smirl	Executive Vice President	One Financial Plaza, Hartford, CT 06103

Other Funds with Similar Investment Objectives Managed by AlphaSimplex

Fund Name	Assets as of March 31, 2023	Advisory/Subadvisory Fee Rate
AlphaSimplex Managed Futures Strategy Fund	$2,693,321,423	1.25% for net assets up to $2.5 billion and 1.20% for assets exceeding $2.5 billion
GuidePath Managed Futures Strategy Fund	$499,281,630	0.79%

BOARD CONSIDERATION AND APPROVAL OF THE SUBADVISORY AGREEMENT

Columbia Management Investment Advisers, LLC (the Investment Manager, and together with its domestic and global affiliates, Columbia Threadneedle Investments), a wholly-owned subsidiary of Ameriprise Financial, Inc., serves as the investment manager to Multi-Manager Alternative Strategies Fund (the “Fund”). On March 10, 2023, the Fund’s Board of Trustees (the “Board”), including a majority of the Board members who are not interested persons of the Fund within the meaning of the Investment Company Act of 1940 (the “Independent Trustees”), upon the recommendation of the Investment Manager, unanimously approved the Subadvisory Agreement (the “Subadvisory Agreement”) between the Investment Manager and AlphaSimplex Group, LLC (“AlphaSimplex”), with respect to the Fund.

At meetings held on March 8-10, 2023, independent legal counsel to the Independent Trustees reviewed with the Board the legal standards for consideration by directors/trustees of advisory and subadvisory agreements and referred to the various written materials and oral presentations received by the Board, its Contracts and Compliance Committees, and its Investment Review Committee in connection with the Board’s evaluation of AlphaSimplex’s services.

The Trustees held discussions with the Investment Manager and AlphaSimplex and reviewed and considered various written materials and oral presentations in connection with the evaluation of AlphaSimplex’s services, including the reports from management with respect to the fees and terms of the proposed Subadvisory Agreement and AlphaSimplex’s investment strategy/style and performance and from the Compliance Committee, with respect to the code of ethics and compliance program of AlphaSimplex. In considering the Subadvisory Agreement, the Board reviewed, among other things:

•	Terms of the Subadvisory Agreement;

•	Subadvisory fees payable by the Investment Manager under the Subadvisory Agreement;

•	Description of the services performed by AlphaSimplex for the Fund;

•	Information regarding the Transaction and the experience and resources of AlphaSimplex, including information regarding senior management, portfolio managers, and other personnel;

•	Information regarding AlphaSimplex’s compliance program; and

•	The profitability to the Investment Manager and its affiliates from their relationships with the Fund.

Nature, Extent and Quality of Services

The Board considered its analysis of the reports and presentations received by it, covering the services performed by AlphaSimplex as a subadviser for the Fund. The Board considered the Investment Manager’s rationale for recommending the continued retention of AlphaSimplex, and the process for monitoring AlphaSimplex’s ongoing performance of services for the Fund. The Board observed that AlphaSimplex’s compliance program had been reviewed by the Fund’s Chief Compliance Officer and was determined by him to be reasonably designed to prevent violation of the federal securities laws by the Fund. The Board also observed that information had been presented regarding AlphaSimplex’s ability to carry out its responsibilities under the proposed Subadvisory Agreement.

The Board also discussed the acceptability of the terms of the proposed Subadvisory Agreement. Independent legal counsel noted that the proposed Subadvisory Agreement was identical, in all material respects, to the existing subadvisory agreement with AlphaSimplex. It was also noted that the proposed agreement was generally similar in scope and form to subadvisory agreements applicable to other subadvised Funds. The Board considered management’s representation that the Transaction should not impact the quality and level of services being provided by AlphaSimplex.

After reviewing these and related factors, the Board concluded, within the context of their overall conclusions, that the expected nature, extent and quality of the services to be provided to the Fund supported the approval of the Subadvisory Agreement.

Investment Performance of AlphaSimplex

The Board observed AlphaSimplex’s performance for the Fund, including results versus the Fund’s benchmark and versus peers over various periods.

After reviewing these and related factors, the Board concluded, within the context of their overall conclusions, that the performance of AlphaSimplex, in light of other considerations, supported the approval of the Subadvisory Agreement.

Comparative Fees, Costs of Services Provided and Profitability

The Board reviewed the proposed level of subadvisory fees under the proposed Subadvisory Agreement, noting that the proposed subadvisory fees payable to AlphaSimplex would be paid by the Investment Manager and would not impact the fees paid by the Fund. The Board observed that the proposed subadvisory fees for AlphaSimplex are within a reasonable range of subadvisory fees paid by the Investment Manager to the subadvisers of other Funds with similar strategies. The Trustees observed that management fees, which are not proposed to change, remain within the range of other peers and that the Fund’s expense ratio also remain within the range of other peers.

Additionally, the Board considered that no change was expected in the total profitability of the Investment Manager and its affiliates in connection with the hiring of AlphaSimplex. Because the Subadvisory Agreement was negotiated at arms-length by the Investment Manager, which is responsible for payments to AlphaSimplex thereunder, the Board did not consider the profitability to AlphaSimplex from its relationship with the Fund.

After reviewing these and related factors, the Board concluded, within the context of their overall conclusions, that the proposed level of subadvisory fees, anticipated costs of services provided and the expected profitability to the Investment Manager and its affiliates from their relationships with the Fund supported the approval of the Subadvisory Agreement.

Economies of Scale

The Board also considered the economies of scale that may be realized by the Investment Manager and its affiliates as the Fund grows and took note of the extent to which shareholders might also benefit from such growth. The Board considered, in this regard, no expected change in profitability to the Investment Manager from its management agreement with the Fund as a result of the proposed Subadvisory Agreement. The Board took into account, in this regard, the significant oversight services provided by the Investment Manager to the Fund. The Board also observed that fees to be paid under the Subadvisory Agreement would not impact fees paid by the Fund (as subadvisory fees are paid by the Investment Manager and not the Fund). The Board observed that the Fund’s management agreement with the Investment Manager continues to provide for sharing of economies of scale as management fees decline as assets increase at pre-established breakpoints.

Conclusion

The Board reviewed all of the above considerations in reaching its decision to approve the Subadvisory Agreement. In reaching its conclusions, no single factor was determinative.

On March 10, 2023, the Board, including all of the Independent Trustees, determined that fees payable under the Subadvisory Agreement appeared fair and reasonable in light of the services to be provided and approved the Subadvisory Agreement.

ADDITIONAL INFORMATION ABOUT THE FUND

In addition to acting as the Fund’s investment manager, the Investment Manager and certain of its affiliates also receive compensation for providing other services to the Fund.

Administrator

The Investment Manager serves as the administrator of the Fund.

Principal Underwriter

Columbia Management Investment Distributors, Inc., located at 290 Congress Street, Boston, MA 02210, serves as the principal underwriter and distributor of the Fund.

Transfer Agent

Columbia Management Investment Services Corp., located at 290 Congress Street, Boston, MA 02210, serves as the transfer agent of the Fund.

FINANCIAL INFORMATION

The Fund’s most recent annual report and semiannual report are available upon request, without charge, by contacting your financial intermediary, writing to Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104, calling 800.345.6611, or online at https://www.columbiathreadneedleus.com/investor.

RECORD OF BENEFICIAL OWNERSHIP

As of ________, 2023, American Enterprise Investment Service, 707 2nd Avenue S, Minneapolis, MN 55402-2405 owned 100% of the outstanding shares of the Fund.

As of ________, 2023, Board members and officers of the Fund owned less than 1% of the Fund.

SHAREHOLDER PROPOSALS

The Fund is not required to hold regular meetings of shareholders each year. Meetings of shareholders are held from time to time and shareholder proposals intended to be presented at future meetings must be submitted in writing to the Fund in a reasonable time prior to the solicitation of proxies for any such meetings.

HOUSEHOLDING

If you request a mailed copy of this information statement, the Fund will mail only one copy of this information statement to a household, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received contrary instructions from one or more of the shareholders. If you need additional copies of this information statement and you are a holder of record of your shares, please contact the Fund in writing at Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104 or by calling 800-345-6611. If your shares are held in broker street name, please contact your financial intermediary to obtain additional copies of this information statement. If in the future you do not want the mailing of information statements to be combined with those of other members of your household, or if you have received multiple copies of this information statement and want future mailings to be combined with those of other members of your household, please contact the Fund in writing at Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 219104, Kansas City, MO 64121-9104, or by calling 800-345-6611, or contact your financial intermediary. The Fund undertakes to deliver promptly upon written or oral request a separate copy of the information statement to a security holder at a shared address to which a single copy of the document was delivered.

________(XX/23)